Filed under Rule 424(b)(3), Registration Statement No. 333-276916
Pricing Supplement No. 5 - Dated Monday, March 11, 2024 (To: Prospectus Dated February 7, 2024 and Prospectus Supplement Dated February 7, 2024)
CUSIP		Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Selling Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
34540TG63	100%	1.000%			Fixed	5.500%	Semi-Annual	03/20/2027	09/20/2024	$27.35	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 3/20/2025 and Semi-Annually thereafter with 30 Calendar Days' Notice.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.600% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.600% to the public offering price, thereby not retaining any portion of the discount as compensation.

CUSIP		Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Selling Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
34540TG71	100%	1.750%			Fixed	5.750%	Semi-Annual	03/20/2031	09/20/2024	$28.59	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 3/20/2025 and Semi-Annually thereafter with 30 Calendar Days' Notice.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.075% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.075% to the public offering price, thereby not retaining any portion of the discount as compensation.

Trade Date: Monday, March 18, 2024 @ 12:00 PM ET	Ford Credit Notes - Series B
Settlement Date: Thursday, March 21, 2024	$ 6,000,000,000
Minimum Denomination/Increments: $1,000.00/$1,000.00	Ford Motor Credit Company LLC
Initial trades settle flat and clear SDFS: DTC Book-Entry only	Prospectus Dated: 2-7-24 and Prospectus
DTC Number 0235 via RBC Dain Rauscher Inc.	Supplement Dated: 2-7-24
If the stated maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus),principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the stated maturity date or interest payment date.

Ford Credit Notes - Series B